Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Plan Administrator of the Columbus McKinnon Corporation Employee Stock Ownership Plan:

We hereby consent to the incorporation by reference in the following Registration Statements:

(1)
Registration Statement (Form S-8 No. 333-3212) pertaining to the Columbus McKinnon Corporation 1995 Incentive Stock Option Plan, the Columbus McKinnon Corporation Non-Qualified Stock Option Plan, the Columbus McKinnon Corporation Restricted Stock Plan and the Columbus McKinnon Corporation Employee Stock Ownership Plan Restatement Effective April 1, 1989 of Columbus McKinnon Corporation,

(2)
Registration Statement (Form S-8 No. 333-81719) pertaining to the Options assumed by Columbus McKinnon Corporation originally granted under GL International, Inc. 1997 Stock Option Plan and the Larco Industrial Services Ltd. 1997 Stock Option Plan, and

(3)	Registration Statement (Form S-8 No. 333-137212) pertaining to the Columbus McKinnon Corporation 2006 Long Term Incentive Plan

of our report dated September 22, 2011, with respect to the statements of net assets available for benefits of the Columbus McKinnon Corporation Employee Stock Ownership Plan as of March 31, 2011 and 2010, and the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule of assets (held at end of year) as of March 31, 2011, which report appears in the annual report on Form 11-K of the Columbus McKinnon Corporation Employee Stock Ownership Plan.

/s/ Bonadio & Co., LLP

Williamsville, New York
September 22, 2011